Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Tom Steinbauer

Senior Vice President, Chief Financial Officer

Ameristar Casinos, Inc.

702-567-7000

Ameristar Casinos, Inc. Announces Extension of

Consent Solicitation Relating to 7.50% Senior Notes due 2021

Las Vegas, March 20, 2013 — Ameristar Casinos, Inc. (Nasdaq GS: ASCA) (“Ameristar”) announced today that it is extending the expiration date of its previously announced consent solicitation (the “Consent Solicitation”) seeking consents from holders of the $1,040,000,000 outstanding principal amount of its 7.50% Senior Notes due 2021 (the “Notes”) for waivers (the “Proposed Waivers”) of and amendments (the “Proposed Amendments”) to certain provisions of the indenture governing the Notes.

The Consent Solicitation, which was previously scheduled to expire at 5:00 p.m., New York City time, on March 22, 2013, will be extended to 5:00 p.m., New York City time, on March 27, 2013, unless further extended or terminated by Ameristar (as such time may be further extended, the “Expiration Time”).

All other terms and conditions of the Consent Solicitation, as set forth in the Consent Solicitation Statement dated March 18, 2013 (the “Consent Solicitation Statement”), remain the same.

The Consent Solicitation is being made solely on the terms and subject to the conditions set forth in the Consent Solicitation Statement and the accompanying Consent Letter. Holders of Notes are urged to review the Consent Solicitation Statement and Consent Letter for the detailed terms of the consent solicitation and the procedures for consenting to the Proposed Amendments and Proposed Waivers. Any persons with questions regarding the consent solicitation should contact the Solicitation Agents, J.P. Morgan at (212) 270-1200 (collect) or (800) 245-8812 (toll free), Goldman, Sachs & Co. at (212) 902-5183 (collect) or (800) 828-3182 (toll free), Barclays at (212) 528-7581 (collect) or (800) 438-3242 (toll free), BofA Merrill Lynch at (980) 388-3646 (collect) or (888) 292-0070 (toll free), Credit Agricole CIB at (212) 261-3678 (collect), Deutsche Bank Securities at (212) 250-7527 (collect) or (855) 287-1922 (toll free), UBS Investment Bank at (203) 719-7991 (collect) or Wells Fargo Securities at (704) 410-4760 (collect) or (866) 309-6316 (toll free).

This announcement is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. This announcement is also not a solicitation of consents with respect to the Proposed Waivers and Proposed Amendments or any securities. No recommendation is being made as to whether holders of Notes should consent to the Proposed Waivers and Proposed Amendments. The solicitation of consents is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.

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About Ameristar Casinos

Ameristar Casinos is an innovative casino gaming company featuring the newest and most popular slot machines. Our 7,100 dedicated team members pride themselves on delivering consistently friendly and appreciative service to our guests. We continuously strive to increase the loyalty of our guests through the quality of our slot machines, table games, hotel, dining and other leisure offerings. Our eight casino hotel properties primarily serve guests from Colorado, Idaho, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nebraska and Nevada. We began construction on our ninth property, a casino resort in Lake Charles, La., in July 2012, which we expect will open in the third quarter of 2014. We have been a public company since 1993, and our stock is traded on the Nasdaq Global Select Market. We generate more than $1 billion in net revenues annually.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning possible or assumed future results of operations, descriptions of our business plans and strategies and the effects of the previously announced proposed merger between Ameristar and Pinnacle Entertainment, Inc. (“Pinnacle”), the Proposed Waivers and the Proposed Amendments on the Notes or on Ameristar or Pinnacle after the merger, if consummated. These statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “forecast,” “should,” “could,” “would,” “may,” “will” and other similar expressions. We have based these forward-looking statements on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at the time such statements were made. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many important factors could affect Ameristar’s, Pinnacle’s or the combined company’s actual financial condition or results of operations, the proposed merger between Ameristar and Pinnacle, the Proposed Waivers and Proposed Amendments, or the Notes, and could cause actual results to differ materially from those expressed in the forward-looking statements. Such factors include, but are not limited to, those set forth under the heading “Solicitation Considerations” in the Consent Solicitation Statement, in the respective Annual Reports on Form 10-K of Ameristar and Pinnacle for the fiscal year ended December 31, 2012 and in any report, statement or other information of Ameristar and Pinnacle that is incorporated by reference in the Consent Solicitation Statement. You should consider these areas of risk in connection with considering any forward-looking statements that may be made by us generally. The forward-looking statements contained in this press release speak only as of the date of this press release. Except as may be required by the federal securities laws, we undertake no obligation to revise these forward-looking statements to reflect events or circumstances arising after the date of this press release or to reflect the occurrence of unanticipated events.

Visit Ameristar Casinos’ website at www.ameristar.com (which shall not be deemed to be incorporated in or a part of this news release).